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                                                                     EXHIBIT 5.1


                       [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                February 10, 1998


Board of Directors
Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Gentlemen:

     We have acted as special counsel to Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), in connection with the proposed issuance by Chesapeake of up to 27,166,000 shares (the "Shares") of common stock, par value $0.01 per share, of Chesapeake (the "Common Stock"). The Shares are proposed to be offered to holders of Common Stock of Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), in connection with the merger of Chesapeake Acquisition Corp., a Kansas corporation and an indirect, wholly owned subsidiary of Chesapeake ("Merger Sub"), with and into Hugoton with Hugoton as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of November 12, 1997, as amended, between Chesapeake, Merger Sub, and Hugoton (the "Merger Agreement"). This opinion is being delivered in connection with Chesapeake's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended, pursuant to the Merger Agreement.

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Chesapeake to shareholders of Hugoton as described in the Merger Agreement, have been validly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ ANDREWS & KURTH L.L.P.